CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated October 23, 2015 with respect to the audited financial statements of AFS Holdings, Inc. as of March 31, 2015 and for the period from May 9, 2014 (inception) through March 31, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 8, 2016